Black Hills Corp. Reports 28 Percent Increase In Third-Quarter 2014 Adjusted Earnings Per Share, Raises 2014 Earnings Guidance and Initiates 2015 Guidance

RAPID CITY, S.D. — Nov. 3, 2014 — Black Hills Corp. (NYSE: BKH) today announced third-quarter 2014 financial results. Net income, as adjusted, and net income were both $27 million, or $0.60 per diluted share, compared to net income, as adjusted, of $21 million, or $0.47 per diluted share, and net income of $23 million, or $0.52 per diluted share, for the same period in 2013 (net income, as adjusted, is a non-GAAP measure, and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“We are pleased with our improved financial performance and strong operational execution across our business segments,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “Adjusted earnings per share increased 28 percent compared to the same period in the prior year, highlighted by improved operating results at our gas utility and coal mining segments and lower interest expense. Cooler weather benefited our gas utilities and tempered results at our electric utilities. Our electric utilities are experiencing continued retail load growth, particularly at Cheyenne Light which set a new all-time peak load during the quarter.

“We advanced several key initiatives during the quarter benefiting our growth strategy,” continued Emery. “We achieved a significant milestone with the commencement of commercial operations at our new Cheyenne Prairie Generating Station. We also sold a combustion turbine for $22 million and announced an agreement to acquire a gas utility with 6,700 customers in northwest Wyoming.

“Our oil and gas subsidiary continued making excellent progress reducing capital costs in our Mancos Shale drilling program. We drilled, cased and cemented two wells during the quarter and are currently drilling a third well. Once we case and cement the third well, we plan to move the drilling rig to another surface pad to drill three additional wells. We will also begin completing the first three wells, which we expect to place on production starting in December and continuing into 2015.

“With strong financial performance this year, we are increasing our guidance for 2014 earnings, as adjusted, to $2.80 to $2.95 per share. Looking to next year, we are initiating guidance for 2015 earnings, as adjusted, of $2.90 to $3.10 per share,” Emery concluded.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Non-GAAP *:
Net income, as adjusted (non-GAAP)	$26.8	$21.1	$94.8	$77.7

Earnings per share, as adjusted, diluted (non-GAAP)	$0.60	$0.47	$2.13	$1.75

GAAP:
Net income	$26.8	$23.1	$94.8	$96.8

Earnings per share, diluted	$0.60	$0.52	$2.13	$2.18

* These are non-GAAP measures. Accompanying schedules for the GAAP to non-GAAP adjustment reconciliations are provided below.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
On Oct. 14, Black Hills Corp. entered into an agreement to acquire a natural gas utility with 6,700 customers in northwest Wyoming and certain nearby pipeline assets for $17 million, subject to customary closing adjustments. The transaction requires approval by the Wyoming Public Service Commission, the Montana Public Service Commission and the Federal Energy Regulatory Commission. Closing is expected within six to 12 months.

•
On Oct. 1, Black Hills Power and Cheyenne Light placed into commercial service the jointly-owned Cheyenne Prairie Generating Station. The $222 million, 132 megawatt natural gas-fired power plant was built on time and on budget. New rates pertinent to the power plant were implemented on Oct. 1 for Black Hills Power and Cheyenne Light in Wyoming and interim rates were implemented for Black Hills Power in South Dakota.

•
On Oct. 1, Black Hills Power and Cheyenne Light closed the sale of $160 million of first mortgage bonds in a private placement to provide permanent financing for Cheyenne Prairie Generating Station. Black Hills Power issued $85 million of 4.43 percent coupon first mortgage bonds due Oct. 20, 2044, and Cheyenne Light issued $75 million of 4.53 percent coupon first mortgage bonds due Oct. 20, 2044. Proceeds from Black Hills Power's bond sale also funded the early redemption of its 5.35 percent $12 million pollution control revenue bonds, originally due Oct. 1, 2024.

•
On Aug. 21, Black Hills Power received approval from the Wyoming Public Service Commission to increase annual electric revenues by approximately $2.2 million, effective Oct. 1, 2014. New rates are based on a 9.9 percent return on equity and a capital structure of 53.3 percent equity and 46.7 percent debt. The new rates will apply to electric service for the utility's 2,700 customers in Wyoming.

•
On July 31, Cheyenne Light received approval from the Wyoming Public Service Commission to increase annual electric revenues by approximately $8.4 million and natural gas revenues by approximately $0.8 million, effective Oct. 1, 2014. New rates are based on a 9.9 percent return on equity and a capital structure of 54 percent equity and 46 percent debt.

•
On July 22, Black Hills Power filed for a certificate of public convenience and necessity with the Wyoming Public Service Commission to construct a new 144-mile, $54 million electric transmission line from northeastern Wyoming to Rapid City, South Dakota. On June 27, Black Hills Power filed an application with the South Dakota Public Utilities Commission seeking approval of a permit to construct this line. Approval by the Wyoming Public Service Commission and South Dakota Public Utilities Commission is anticipated in the fourth quarter of 2014.

•	On July 21, Cheyenne Light recorded a new all-time peak load of 198 megawatts, exceeding the previous peak load of 192 megawatts set in December 2013.

•
On May 5, Colorado Electric issued an all-source generation request for approximately 42 megawatts of seasonal firm capacity in 2017, 2018 and 2019, and up to 60 megawatts of eligible renewable energy resources to serve its customers in southern Colorado. On July 31, our power generation segment submitted solar and wind bids in response to the request. A decision by the Colorado Public Utilities Commission on Colorado Electric's portfolio of generation resources is expected by the end of February 2015.

•
On April 30, Colorado Electric filed a rate request with the Colorado Public Utilities Commission to recover increased operating expenses and infrastructure investments, including those for the Busch Ranch Wind Farm, placed in service late 2012. The filing also seeks to implement a rider to recover a return on the construction costs for a $65 million natural gas-fired combustion turbine that will replace the retired W.N. Clark power plant. On Oct. 28, an administrative law judge issued a recommended decision which incorporates a $2 million revenue increase, 9.83 percent return on equity and capital structure of 49.8 percent equity and 50.2 percent debt. The recommended decision also approves the implementation of the plant construction rider. The recommended decision is subject to exceptions and final commission approval with rates effective by the end of 2014.

•
On April 29, Kansas Gas filed a rate request with the Kansas Corporation Commission to increase its annual revenue primarily to recover infrastructure investments made since its last rate filing in late 2006. On Oct. 24, a settlement agreement was reached between Kansas Gas, commission staff and intervenors to increase base rates by $5.2 million. A hearing is scheduled for Nov. 12 and a final commission order is expected by Jan. 6, 2015, with new rates effective by mid-January.

•
On March 21, Black Hills Power filed a rate request with the South Dakota Public Utilities Commission to increase annual revenue by $14.6 million to recover operating expenses and infrastructure investments, primarily for the Cheyenne Prairie Generation Station. The filing seeks a 10.25 percent return on equity and a capital structure of 53.3 percent equity and 46.7 percent debt. Interim rates were implemented on Oct. 1 coincident with Cheyenne Prairie Generating Station commercial operations. Hearings regarding the request are scheduled for Jan. 27-30, 2015.

Non-regulated Energy

•
On Sept. 3, Power Generation closed the sale of its 40 megawatt natural gas-fired combustion turbine to the City of Gillette, Wyoming, for approximately $22 million. The transaction includes a 20-year agreement for Black Hills Wyoming to operate the plant, provide plant-related administrative services and share with Gillette in savings from wholesale power purchases made on behalf of the city when power costs are less than operating the generating unit.

•	Oil and gas drilled, cased and cemented two Mancos Shale wells in the southern Piceance Basin during the quarter and is currently drilling a third Mancos Shale well.

Corporate

•
On Oct. 29, Black Hills announced executive leadership changes. Anthony Cleberg, current executive vice president and chief financial officer, will retire by the end of March 2015. Richard Kinzley, current vice president and controller, will be appointed senior vice president and chief financial officer effective Jan. 1, 2015. In addition, Brian Iverson was appointed senior vice president, regulatory, government affairs and assistant general counsel effective Nov. 1, 2014.

•
On Oct. 28, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on Nov. 17, 2014, will receive $0.39 per share, equivalent to an annual dividend rate of $1.56 per share, payable on Dec. 1, 2014.

•	The quarter included approximately $1.3 million income tax benefit based on information received from the Internal Revenue Service related to the 2007 through 2009 tax audits.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
	(in millions)
Net income (loss):
Utilities:
Electric	$18.2	$15.1	$44.2	$38.1
Gas	1.6	(1.5)	28.3	20.2
Total Utilities Group	19.8	13.6	72.5	58.3

Non-regulated Energy:
Power generation	7.8	6.7	23.1	17.4
Coal mining	2.6	2.2	7.1	5.2
Oil and gas	(3.1)	(1.7)	(6.8)	(3.7)
Total Non-regulated Energy Group	7.3	7.2	23.4	18.9

Corporate and Eliminations (a)	(0.3)	2.5	(1.1)	19.7

Net income (loss)	$26.8	$23.1	$94.8	$96.8

(a)
Financial results include a $2 million and a $19 million after-tax non-cash mark-to-market gain for the three and nine months ended September 30, 2013, respectively on certain interest rate swaps. These same interest rate swaps were settled in November 2013.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Weighted average common shares outstanding (in thousands):
Basic	44,415	44,201	44,382	44,143
Diluted	44,608	44,457	44,584	44,395

Earnings per share:
Basic -
Total Basic Earnings Per Share	$0.60	$0.52	$2.14	$2.19

Diluted -
Total Diluted Earnings Per Share	$0.60	$0.52	$2.13	$2.18

2014 EARNINGS GUIDANCE INCREASED

The company raised its guidance for 2014 earnings, as adjusted, to $2.80 to $2.95 per share, from $2.65 to $2.85 per share.

2015 EARNINGS GUIDANCE INITIATED

Black Hills initiated guidance for 2015 earnings, as adjusted, of $2.90 to $3.10 per share based on the following assumptions:

•	Capital spending of $432 million, including oil and gas capital expenditures of $123 million;

•	Normal operations and weather conditions within our utility service territories that impact customer usage, and planned construction, maintenance and/or capital investment projects;

•	Successful completion of rate cases for electric and gas utilities;

•	No significant unplanned outages at any of our power generation facilities;

•	Oil and natural gas production in the range of 13.5 to 15.0 billion cubic feet equivalent;

•
Oil and natural gas annual average NYMEX prices of $3.85 per million British thermal units for natural gas and $82.00 per barrel for oil; production-weighted average well-head prices of $2.47 per MMBtu and $72.00 per Bbl of oil, and average hedged prices received of $2.60 per MMBtu and $73.99 per Bbl;

•	Oil and natural gas depletion expense in the range of $2.35 to $2.55 per million cubic feet equivalent;

•	No equity financing in 2015 except for approximately $3 million from the dividend reinvestment program; and

•	No significant acquisitions or divestitures.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. ET on Tuesday, Nov. 4, 2014, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 877-474-9502 if calling within the United States. International callers can call 857-244-7555. All callers need to enter the pass code 50537736 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Tuesday, Nov. 25, 2014, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 32304246.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting our earnings information in conformity with Generally Accepted Accounting Principles, the company provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses, gains and losses that the company believes do not reflect the company’s core operating performance. Black Hills believes that non-GAAP financial measures are useful to investors because the items excluded may not be indicative of the company's continuing operating results. Company management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel, purchased power and cost of gas sold. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
(In millions, except per share amounts)	2014		2013		2014		2013
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income (loss) (GAAP)	$26.8	$0.60	$23.1	$0.52	$94.8	$2.13	$96.8	$2.18
Adjustments, after-tax:
Unrealized (gain) loss on certain interest rate swaps	—	—	(2.0)	(0.05)	—	—	(19.1)	(0.43)
Total adjustments	—	—	(2.0)	(0.05)	—	—	(19.1)	(0.43)

Net income (loss), as adjusted (non-GAAP)	$26.8	$0.60	$21.1	$0.47	$94.8	$2.13	$77.7	$1.75

BUSINESS UNIT PERFORMANCE SUMMARY

Business Group highlights for the three months ended Sept. 30, 2014, compared to the three months ended Sept. 30, 2013, are discussed below. The following business group and segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Utilities Group

Net income (loss) for the Utilities Group for the third quarter ended Sept. 30, 2014, was $20 million, compared to $14 million in 2013.

Electric Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(in millions)
Gross margin	$97.3	$99.0	$(1.7)	$280.9	$277.6	$3.3

Operations and maintenance	39.1	41.1	(2.0)	121.9	119.4	2.5
Depreciation and amortization	19.6	19.4	0.2	58.0	58.2	(0.2)
Operating income	38.7	38.5	0.2	100.9	100.1	0.8

Interest expense, net	(11.7)	(14.1)	2.4	(35.6)	(42.3)	6.7
Other (income) expense, net	0.3	—	0.3	0.9	0.5	0.4
Income tax benefit (expense)	(9.1)	(9.3)	0.2	(22.2)	(20.2)	(2.0)
Net income (loss)	$18.2	$15.1	$3.1	$44.2	$38.1	$6.1

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Operating Statistics:
Retail sales - MWh	1,250,486	1,227,791	3,563,216	3,470,005
Contracted wholesale sales - MWh	83,714	87,092	250,941	268,529
Off-system sales - MWh	234,009	372,216	833,833	1,090,340
Total electric sales - MWh	1,568,209	1,687,099	4,647,990	4,828,874

Total gas sales - Cheyenne Light - Dth	391,441	366,483	3,102,705	3,220,754

Regulated power plant availability:
Coal-fired plants (a)	97.0%	97.6%	92.4%	96.8%
Other plants (b)	95.6%	95.8%	87.9%	96.7%
Total availability	96.2%	96.7%	89.8%	96.7%

(a)	The nine months ended Sept. 30, 2014 reflects a planned annual outage at Neil Simpson II and an unplanned outage for a catalyst repair at Wygen III.

(b)
The nine months ended Sept. 30, 2014, includes a planned outage at Ben French CT's #1 and #2 for a controls upgrade, and an unplanned outage due to a turbine bearing replacement and combustor upgrade at Pueblo Airport Generation Station.

Third Quarter 2014 Compared with Third Quarter 2013

Gross margin decreased primarily due to a 26 percent decrease in cooling degree days compared to the same period in the prior year resulting in a $3.4 million decrease on lower demand and residential megawatt hours sold. Wholesale margins were also impacted by plant outages affecting unit specific contracts, resulting in a $0.7 million decrease in wholesale margins. These decreases were partially offset by increased rider margins of $1.4 million due to a return on additional investment in our generating facilities, and $1.0 million driven by service revenue on industrial load growth at Colorado Electric. Industrial megawatt hours sold increased 12 percent compared to the same period in the prior year, primarily driven by load growth at Cheyenne Light.

Operations and maintenance decreased primarily due to decreases in corporate expense allocations and outside services.

Interest expense, net decreased primarily due to lower interest rates from refinancing higher cost debt in the fourth quarter of 2013.

Income tax benefit (expense): The effective tax rate is lower in 2014 primarily due to a favorable true-up to the filed 2013 income tax return, in addition to an increase in flow-through tax adjustments.

Gas Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(in millions)
Gross margin	$42.2	$40.2	$2.0	$173.6	$165.1	$8.5

Operations and maintenance	31.6	30.5	1.1	100.5	95.5	5.0
Depreciation and amortization	6.6	6.6	—	19.7	19.7	—
Operating income	3.9	3.1	0.8	53.5	49.8	3.7

Interest expense, net	(3.8)	(6.0)	2.2	(11.3)	(18.2)	6.9
Other expense (income), net	—	—	—	—	—	—
Income tax benefit (expense)	1.4	1.4	—	(13.8)	(11.4)	(2.4)
Net income (loss)	$1.6	$(1.5)	$3.1	$28.3	$20.2	$8.1

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Operating Statistics:
Total gas sales - Dth	6,112,691	5,402,838	42,893,563	40,201,635
Total transport volumes - Dth	14,360,388	14,205,801	50,385,306	47,415,540

Third Quarter 2014 Compared with Third Quarter 2013

Gross margin increased primarily due to cooler weather compared to the same period in the prior year resulting in higher residential and commercial volumes sold. Heating degree days were 73 percent higher for the three months ended September 30, 2014, compared to the same period in the prior year and 6 percent higher than normal. Also, a return on additional capital investments flowing through capital trackers resulted in increased surcharge revenue of $0.5 million.

Operations and maintenance increased primarily due to an increase in property taxes, and allowance for uncollectible account expense, partially offset by a decrease in corporate expense allocations.

Interest expense, net decreased primarily due to lower interest rates from refinancing higher cost debt in the fourth quarter of 2013.

Income tax benefit (expense): The effective tax rate for 2014 reflects a tax benefit due primarily to a favorable true-up to the filed 2013 income tax return, including an increase in an estimated flow-through tax adjustment.

Non-Regulated Energy Group

Net income (loss) from the Non-regulated Energy group for the three months ended Sept. 30, 2014, was $7.3 million, compared to Net income (loss) of $7.2 million for the same period in 2013.

Power Generation

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(in millions)
Revenue	$22.0	$22.0	$—	$66.3	$62.5	$3.8

Operations and maintenance	7.3	6.3	1.0	23.7	22.3	1.4
Depreciation and amortization	1.1	1.3	(0.2)	3.5	3.8	(0.3)
Operating income	13.6	14.3	(0.7)	39.1	36.3	2.8

Interest expense, net	(0.9)	(2.8)	1.9	(2.8)	(8.2)	5.4
Other (income) expense, net	—	—	—	—	—	—
Income tax benefit (expense)	(4.9)	(4.8)	(0.1)	(13.3)	(10.7)	(2.6)
Net income (loss)	$7.8	$6.7	$1.1	$23.1	$17.4	$5.7

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	96.1%	100.0%	98.0%	98.0%
Gas-fired plants	99.2%	99.2%	98.7%	99.0%
Total availability	98.5%	99.4%	98.6%	98.8%

Third Quarter 2014 Compared with Third Quarter 2013

Revenue was comparable to the prior year reflecting an increase in megawatt hours delivered under PPAs, offset by a decrease in off-system sales from Wygen I.

Operations and maintenance increased primarily due to an increase in property taxes and repairs and maintenance at Colorado IPP, partially offset by a decrease in allocated corporate expenses.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colo., is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

Interest expense, net decreased primarily due to refinancing higher cost project debt and settling associated interest rate swaps in the fourth quarter of 2013.

Income tax benefit (expense): The effective tax rate is lower in 2014 compared to 2013 due to a favorable current year true-up to the filed 2013 income tax return.

Coal Mining

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(in millions)
Revenue	$15.6	$15.3	$0.3	$45.7	$43.2	$2.5

Operations and maintenance	9.9	10.2	(0.3)	30.0	29.6	0.4
Depreciation, depletion and amortization	2.5	2.9	(0.4)	7.8	8.7	(0.9)
Operating income (loss)	3.2	2.2	1.0	7.9	4.9	3.0

Interest (expense) income, net	(0.1)	(0.2)	0.1	(0.3)	(0.5)	0.2
Other income (expense), net	0.5	0.6	(0.1)	1.7	1.7	—
Income tax benefit (expense)	(0.9)	(0.5)	(0.4)	(2.2)	(1.0)	(1.2)
Net income (loss)	$2.6	$2.1	$0.5	$7.1	$5.2	$1.9

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Operating Statistics:	(in thousands)
Tons of coal sold	1,082	1,133	3,232	3,265
Cubic yards of overburden moved	1,005	685	2,925	2,674

Revenue per ton	$14.38	$13.52	$14.15	$13.24

Third Quarter 2014 Compared with Third Quarter 2013

Revenue increased primarily due to a 6 percent increase in price per ton sold, partially offset by a 5 percent decrease in tons sold. Pricing was favorably impacted by a coal contract price increase with the third-party operator of the Wyodak plant, partially offset by contract price adjustments based on actual mining costs. Tons of coal sold was negatively impacted by unplanned customer outages, and the closure of Neil Simpson 1. Approximately 50 percent of our coal production is sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operations and maintenance decreased primarily due to lower corporate allocated costs and a gain on the sale of land and equipment, partially offset by increased diesel consumption costs.

Depreciation, depletion and amortization decreased primarily due to lower depreciation on mine assets and mine reclamation asset retirement costs.

Income tax benefit (expense): The effective tax rate in 2014 is higher due to the reduced impact of the tax benefit of percentage depletion, and an unfavorable true-up to the filed 2013 income tax return.

Oil and Gas

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(in millions)
Revenue	$13.5	$14.4	$(0.9)	$43.5	$41.6	$1.9

Operations and maintenance	10.3	10.7	(0.4)	31.7	30.9	0.8
Depreciation, depletion and amortization	7.6	6.2	1.4	21.5	16.7	4.8
Operating income	(4.5)	(2.4)	(2.1)	(9.8)	(6.1)	(3.7)

Interest income (expense), net	(0.4)	(0.3)	—	(1.3)	(0.3)	(1.0)
Other (income) expense, net	—	0.1	(0.1)	0.1	0.1	—
Income tax benefit (expense)	1.7	1.0	0.7	4.1	2.6	1.5
Net income (loss)	$(3.1)	$(1.7)	$(1.4)	$(6.8)	$(3.7)	$(3.1)

	Three Months Ended Sept. 30,		Percentage Increase	Nine Months Ended Sept. 30,		Percentage Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)
Operating Statistics:
Bbls of crude oil sold	82,640	84,260	(2)%	249,130	246,367	1%
Mcf of natural gas sold	1,856,138	1,765,622	5%	5,456,928	5,282,961	3%
Gallons of NGL sold	1,387,460	988,682	40%	4,287,292	2,830,216	51%
Mcf equivalent sales	2,550,187	2,412,422	6%	7,564,179	7,165,479	6%

Depletion expense/Mcfe	$2.51	$2.16	16%	$2.38	$1.92	24%

	Three Months Ended Sept. 30, 2014			Three Months Ended Sept. 30, 2013
	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
Average Prices	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$80.42	$2.70	$0.85	$94.32	$2.82	$0.71

Average well-head price	$85.15	$1.73		$97.75	$2.27

	Nine Months Ended Sept. 30, 2014			Nine Months Ended Sept. 30, 2013
	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
Average Prices	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$83.19	$3.07	$0.92	$92.60	$2.69	$0.79

Average well-head price	$88.18	$2.57		$92.04	$2.05

Third Quarter 2014 Compared with Third Quarter 2013

Revenue decreased primarily due to a 15 percent decrease in the average hedged price received for crude oil sold, and a 4 percent decrease in the average hedged price received for natural gas sold, partially offset by a 6 percent production increase driven by two new Piceance Mancos Shale wells placed on production in the first quarter of 2014.

Operations and maintenance decreased primarily due to lower employee costs.

Depreciation, depletion and amortization increased primarily due to a higher depletion rate applied to greater production.

Income tax (expense) benefit: Each period presented reflects a tax benefit. The tax benefit for 2014 was impacted by an unfavorable true-up to the filed 2013 income tax return.

Corporate Activities

Third Quarter 2014 Compared with Third Quarter 2013

Net loss for Corporate activity was $0.3 million for the three months ended September 30, 2014, compared to net income of $2.5 million for the three months ended September 30, 2013. The variance from the prior year was primarily due to:

•
The settlement of the de-designated interest rate swaps in the fourth quarter of 2013 resulted in no mark-to-market activity for the three months ended September 30, 2014, compared to a mark-to-market gain of $3 million recorded for the three months ended September 30, 2013.

•
The income for the three months ended September 30, 2014, included lower interest expense compared to the three months ended September 30, 2013, as a result of lower interest rate debt from refinancing activities in fourth quarter 2013, and the avoided settlement cost on the de-designated interest rate swaps, which were terminated in fourth quarter 2013.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a growth-oriented, vertically-integrated energy company with a tradition of exemplary service and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 777,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company generates wholesale electricity, and produces natural gas, crude oil and coal. Black Hills Corp.'s 1,948 employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2014 and 2015 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2013 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to obtain regulatory approval to include additional generation in rate base in the future, and to implement a Cost of Service Gas program;

•	Our ability to receive regulatory approvals for announced acquisitions and to successfully close and implement the transactions;

•
Our ability to complete our capital program in a cost-effective and timely manner, including our ability to successfully develop our Mancos Shale reserves located in the San Juan and southern Piceance Basins;

•	Our ability to provide accurate estimates of proved crude oil and gas reserves and future production and associated costs; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended Sept. 30, 2014	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$171.4	$78.7	$1.6	$6.9	$13.5	$—	$—	$—	$—	$272.1
Intercompany revenue	3.2	—	20.4	8.7	—	52.4	—	0.5	(85.2)	—
Fuel, purchased power and cost of gas sold	77.2	36.5	—	—	—	—	1.1	—	(30.1)	84.7
Gross margin	97.3	42.2	22.0	15.6	13.5	52.4	(1.1)	0.5	(55.1)	187.4

Operations and maintenance	39.1	31.6	7.3	9.9	10.3	50.5	—	—	(53.2)	95.5
Depreciation, depletion and amortization	19.6	6.6	1.1	2.5	7.6	2.0	(3.3)	3.2	(2.0)	37.5
Operating income	38.7	3.9	13.6	3.2	(4.5)	(0.1)	2.2	(2.7)	0.1	54.4

Interest expense, net	(12.8)	(3.8)	(1.1)	(0.1)	(0.6)	(12.5)	—	—	13.5	(17.4)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	—	—	—	—	—
Interest income	1.1	—	0.2	—	0.2	12.2	—	—	(13.2)	0.6
Other income (expense)	0.3	—	—	0.5	—	9.8	—	—	(10.1)	0.6
Income tax benefit (expense)	(9.1)	1.4	(4.9)	(0.9)	1.7	0.3	(0.8)	1.0	—	(11.3)
Net income (loss)	$18.2	$1.6	$7.8	$2.6	$(3.1)	$9.7	$1.4	$(1.7)	$(9.7)	$26.8

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2014	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim(a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$508.2	$440.6	$4.1	$19.1	$43.5	$—	$—	$—	$—	$1,015.5
Intercompany revenue	10.3	—	62.2	26.6	—	164.6	—	1.5	(265.3)	—
Fuel, purchased power and cost of gas sold	237.7	266.9	—	—	—	0.1	3.1	—	(91.3)	416.5
Gross margin	280.9	173.6	66.3	45.7	43.5	164.5	(3.1)	1.5	(174.0)	599.0

Operations and maintenance	121.9	100.5	23.7	30.0	31.7	157.9	—	—	(167.5)	298.2
Depreciation, depletion and amortization	58.0	19.7	3.5	7.8	21.5	5.5	(9.8)	9.6	(5.5)	110.3
Operating income	100.9	53.5	39.1	7.9	(9.8)	1.1	6.7	(8.0)	(0.9)	190.6

Interest expense, net	(39.2)	(11.8)	(3.3)	(0.4)	(2.0)	(38.0)	—	—	42.6	(52.1)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	—	—	—	—	—
Interest income	3.6	0.4	0.5	—	0.7	37.0	—	—	(40.8)	1.5
Other income (expense)	0.9	—	—	1.7	0.1	43.1	—	—	(43.8)	2.1
Income tax benefit (expense)	(22.2)	(13.8)	(13.3)	(2.2)	4.1	(0.6)	(2.5)	3.0	0.1	(47.3)
Net income (loss)	$44.2	$28.3	$23.1	$7.1	$(6.8)	$42.6	$4.3	$(5.1)	$(42.9)	$94.8

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended Sept. 30, 2013	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$169.4	$67.8	$1.5	$6.7	$14.4	$—	$—	$—	$—	$259.9
Intercompany revenue	2.0	—	20.4	8.6	—	53.4	—	0.5	(84.9)	—
Fuel, purchased power and cost of gas sold	72.4	27.6	—	—	—	0.1	0.9	—	(29.5)	71.5
Gross margin	99.0	40.3	22.0	15.3	14.4	53.3	(0.9)	0.5	(55.4)	188.4

Operations and maintenance	41.2	30.5	6.3	10.2	10.6	50.0	—	—	(52.0)	96.7
Depreciation, depletion and amortization	19.4	6.6	1.3	2.9	6.1	2.7	(3.2)	3.1	(2.8)	36.2
Operating income	38.5	3.1	14.3	2.2	(2.4)	0.6	2.3	(2.6)	(0.6)	55.4

Interest expense, net	(15.7)	(6.1)	(3.1)	(0.2)	(0.8)	(17.9)	—	—	20.6	(23.2)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	3.2	—	—	—	3.2
Interest income	1.6	0.1	0.2	—	0.4	17.8	—	—	(19.6)	0.5
Other income (expense)	—	—	—	0.6	0.1	2.3	—	—	(2.5)	0.5
Income tax benefit (expense)	(9.3)	1.4	(4.8)	(0.5)	1.0	(1.3)	(0.8)	1.0	—	(13.3)
Net income (loss)	$15.1	$(1.5)	$6.7	$2.2	$(1.7)	$4.6	$1.5	$(1.6)	$(2.0)	$23.1

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2013	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$482.2	$373.4	$3.6	$19.5	$41.6	$—	$—	$—	$—	$920.4
Intercompany revenue	9.8	—	58.8	23.7	—	164.6	—	1.4	(258.3)	—
Fuel, purchased power and cost of gas sold	214.4	208.4	—	—	—	0.1	2.7	—	(86.8)	338.8
Gross margin	277.6	165.1	62.5	43.2	41.6	164.5	(2.7)	1.4	(171.5)	581.6

Operations and maintenance	119.4	95.5	22.3	29.6	30.9	150.5	—	—	(157.1)	291.0
Depreciation, depletion and amortization	58.2	19.7	3.8	8.7	16.7	8.8	(9.8)	8.7	(8.8)	106.1
Operating income	100.1	49.8	36.3	4.9	(6.1)	5.2	7.1	(7.3)	(5.6)	184.4

Interest expense, net	(46.2)	(19.1)	(8.9)	(0.5)	(1.6)	(57.6)	—	—	64.7	(69.2)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	29.4	—	—	—	29.4
Interest income	3.9	0.9	0.6	—	1.3	52.7	—	—	(58.1)	1.3
Other income (expense)	0.5	—	—	1.7	0.1	28.9	—	—	(29.8)	1.4
Income tax benefit (expense)	(20.2)	(11.4)	(10.7)	(1.0)	2.6	(9.9)	(2.6)	2.7	—	(50.5)
Net income (loss)	$38.1	$20.2	$17.4	$5.2	$(3.7)	$48.6	$4.5	$(4.6)	$(28.7)	$96.8

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

Investor Relations:
Jerome Nichols
Phone	605-721-1171
Email	jerome.nichols@blackhillscorp.com

Media Contact:
24-hour Media Assistance	866-243-9002